Exhibit (e.1)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Enhanced U.S. Large-Cap ETF

iShares Enhanced U.S. Small-Cap ETF

iShares Liquidity Income ETF

iShares Short Maturity Bond ETF

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 10-11, 2013.